Exhibit 99.1

ConocoPhillips Reports Third-Quarter 2016 Results; Strong Operational Momentum and Improved 2016 Outlook

HOUSTON--(BUSINESS WIRE)--October 27, 2016--ConocoPhillips (NYSE: COP) today reported a third-quarter 2016 net loss of $1.0 billion, or ($0.84) per share, compared with a third-quarter 2015 net loss of $1.1 billion, or ($0.87) per share. Excluding special items, third-quarter 2016 adjusted earnings were a net loss of $0.8 billion, or ($0.66) per share, compared with a third-quarter 2015 adjusted net loss of $0.5 billion, or ($0.38) per share. Special items for the current quarter included a tax functional currency change at APLNG, restructuring costs across the portfolio, the termination of a rig contract for a Gulf of Mexico deepwater drillship and a deferred tax benefit from a change in U.K. tax law.

Summary

  Achieved third-quarter production of 1,557 MBOED; increasing the midpoint of full-year production guidance to 1,565 MBOED.
  Continued efficiencies further reducing 2016 capital expenditures guidance from $5.5 billion to $5.2 billion; shifting capital from major projects to Lower 48 unconventionals.
  Improved production and operating expenses by 17 percent year over year, resulting in full-year guidance of $5.7 billion; improved adjusted operating costs by 18 percent year over year; further lowering full-year adjusted operating cost guidance from $6.8 billion to $6.6 billion.
  Safely executed third-quarter major turnaround activity in Europe and Alaska.
  First production achieved at APLNG Train 2 in Australia.
  Signed sale and purchase agreements for exploration blocks offshore Senegal and for Block B in Indonesia.
  Repaid $1.25 billion of maturing debt in October.

“Our underlying business performance is delivering strong momentum as we head into 2017,” said Ryan Lance, chairman and chief executive officer. “In the third quarter we achieved cash flow neutrality, with operating cash flow covering capital expenditures and the dividend. For the second quarter in a row, we are lowering 2016 guidance on our capital expenditures and adjusted operating costs, while increasing our 2016 production guidance. We’re hitting our key operational targets across the business and achieving important milestones, including the startup of Train 2 at APLNG and continued ramp up at Surmont. We continued to progress our announced asset sales and recently retired $1.25 billion of debt. Our focus throughout the year has been to lower our breakeven price, improve the balance sheet, position the company to generate free cash flow and deliver differential performance as prices recover. We’ve made great strides and look forward to sharing our future plans with the market at our upcoming Analyst and Investor Meeting.”

Third-Quarter Review

Production for the third quarter of 2016 was 1,557 thousand barrels of oil equivalent per day (MBOED), an increase of 3 MBOED compared with the same period a year ago. The increase was the result of growth from major projects and development programs, improved well performance and lower planned downtime, partly offset by normal field decline and dispositions. When adjusted by 53 MBOED for the net impact of dispositions and downtime, production increased 56 MBOED, or 4 percent.

For the quarter, strong operational performance continued across the portfolio. The company safely completed major turnarounds in Europe and Alaska. An Alaskan state drilling depth record was achieved at CD5, which continues to perform well. In Canada, Surmont fully recovered from wildfire impacts and continues to ramp up with gross production exceeding 100 MBOED in mid-October. First production was achieved at APLNG Train 2 in Australia. Work continued at Alder in Europe, which is expected to start up in the fourth quarter.

Earnings were essentially flat compared with the third quarter of 2015. Adjusted earnings were lower compared with third-quarter 2015 primarily due to lower realized prices, lower equity earnings and unfavorable foreign exchange rate impacts, partially offset by a reduction in production and operating expenses. The company’s total realized price was $29.78 per barrel of oil equivalent (BOE), compared with $32.87 per BOE in the third quarter of 2015, reflecting lower crude and natural gas prices, partially offset by higher natural gas liquids and bitumen prices.

For the quarter, cash provided by operating activities was $1.3 billion. Excluding a $0.1 billion change in operating working capital, ConocoPhillips generated $1.2 billion in cash from operations. In addition, the company received proceeds from asset dispositions of $0.1 billion, funded $0.9 billion in capital expenditures and investments, and paid dividends of $0.3 billion. The company also sold $1.1 billion of short-term investments in anticipation of debt maturities in October.

Nine-Month Review

ConocoPhillips’ nine-month 2016 earnings were a net loss of $3.6 billion, or ($2.88) per share, compared with a nine-month 2015 net loss of $1.0 billion, or ($0.80) per share. Nine-month 2016 adjusted earnings were a net loss of $3.0 billion, or ($2.40) per share, compared with a nine-month 2015 adjusted net loss of $0.6 billion, or ($0.50) per share.

Production for the first nine months of 2016 was 1,560 MBOED, compared with 1,586 MBOED for the same period in 2015. Production decreased due to normal field decline and dispositions, partly offset by new production from major projects and development programs as well as improved well performance. When adjusted by 67 MBOED for the net impact of dispositions and downtime, production increased 41 MBOED, or 3 percent.

The company’s total realized price during this period was $26.84 per BOE, compared with $36.27 per BOE in the first nine months of 2015. This reflected lower average realized prices across all commodities.

For the nine months ended Sept. 30, 2016, cash provided by operating activities was $2.96 billion. Excluding a $0.17 billion change in operating working capital, ConocoPhillips generated $3.13 billion in cash from operations. In addition, the company received proceeds from asset dispositions of $0.4 billion, funded $3.9 billion in capital expenditures and investments, and paid dividends of $0.9 billion. The company also increased debt by $3.8 billion and purchased $0.2 billion in short-term investments.

Outlook

The company increased the midpoint of full-year 2016 production guidance to 1,565 MBOED, reflecting a range of 1,560 to 1,570 MBOED on strong year-to-date performance across Lower 48, Europe and Asia Pacific. Fourth-quarter 2016 production guidance is 1,555 to 1,595 MBOED. Production guidance excludes Libya.

Guidance for production and operating expenses is $5.7 billion, which results in improved adjusted operating cost guidance of $6.6 billion versus prior guidance of $6.8 billion.

Guidance for capital expenditures has been lowered to $5.2 billion versus prior guidance of $5.5 billion. The company’s other guidance items remain unchanged.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

The company will provide a strategy update and announce its preliminary 2017 operating plan at its Analyst and Investor Meeting on Nov. 10, 2016 in New York City. A live webcast of the meeting will be made available on the ConocoPhillips Investor Relations site, www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 20 countries, $94 billion of total assets, and approximately 14,900 employees as of Sept. 30, 2016. Production averaged 1,560 MBOED for the nine months ended Sept. 30, 2016, and proved reserves were 8.2 billion BOE as of Dec. 31, 2015. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, operating costs, adjusted operating costs, cash from operations excluding working capital, cash flow neutrality, breakeven price and free cash flow. Operating costs is defined by the Company as the sum of production and operation expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Adjusted operating costs is defined as the Company’s operating costs further adjusted to exclude expenses that are included as adjustments to adjusted earnings to the extent those adjustments impact production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Cash flow neutrality is achieved when cash from operations covers capital expenditures and investments, working capital changes associated with investing activities, and dividends paid. Breakeven price is the Brent price at which cash from operations equals the capital expenditures and investments required to maintain flat production, working capital changes associated with investing activities and dividends paid. Free cash flow is cash from operations in excess of capital expenditures and investments required to maintain flat production, working capital changes associated with investing activities, and dividends paid. The company believes that the non-GAAP measures cash flow neutrality, breakeven price, and free cash flow are useful to investors as they provide measures to compare cash from operations after deduction of capital expenditures and investments, working capital changes associated with investing activities, and dividends paid across periods on a consistent basis.

The Company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per share basis), operating costs, and adjusted operating costs, are useful to investors to help facilitate comparisons of the Company’s operating performance and controllable costs associated with the Company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company further believes that the non-GAAP measure adjusted operating costs provides a more indicative measure of the Company’s underlying, controllable costs of operations by excluding other items that do not directly relate to the Company’s core business operations. Cash from operations excluding working capital is useful to investors to help facilitate comparisons of the Company’s financial performance across periods. The Company’s Board of Directors and management also use these non-GAAP measures to analyze the Company’s operating performance across periods when overseeing and managing the Company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included below.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips Reconciliation of Earnings to Adjusted Earnings $ Millions, Except as Indicated

	3Q16				3Q15				2016 YTD				2015 YTD
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$(1,040)	(0.84)			(1,071)	(0.87)			(3,580)	(2.88)			(978)	(0.80)
Adjustments:
Impairments	57	(15)	42	0.04	345	(150)	195	0.15	688	(255)	433	0.35	620	(285)	335	0.27
Pension settlement expense	23	(7)	16	0.01	78	(22)	56	0.05	151	(46)	105	0.08	130	(36)	94	0.07
International tax law changes	-	(161)	(161)	(0.13)	-	-	-	-	-	(161)	(161)	(0.13)	-	(426)	(426)	(0.34)
Restructuring	145	(49)	96	0.08	241	(85)	156	0.13	145	(49)	96	0.08	362	(135)	227	0.18
Net gain on asset sales	(37)	5	(32)	(0.02)	-	-	-	-	(93)	25	(68)	(0.05)	(39)	10	(29)	(0.02)
Deferred tax adjustment	-	-	-	-	-	-	-	-	-	(68)	(68)	(0.05)	-	-	-	-
Tax impact from country exit	-	-	-	-	-	-	-	-	-	-	-	-	-	(28)	(28)	(0.02)
Pending claims and settlements	(13)	5	(8)	(0.01)	-	-	-	-	(13)	5	(8)	(0.01)	-	-	-	-
Rig termination	134	(47)	87	0.07	383	(137)	246	0.20	134	(47)	87	0.07	383	(137)	246	0.20
APLNG tax functional currency change	174	-	174	0.14	-	-	-	-	174	-	174	0.14	-	-	-	-
Depreciation volume adjustment	-	-	-	-	(75)	27	(48)	(0.04)	-	-	-	-	(75)	27	(48)	(0.04)
Adjusted earnings / (loss)			$(826)	(0.66)			(466)	(0.38)			(2,990)	(2.40)			(607)	(0.50)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips Reconciliation of Production and Operating Expenses to Adjusted Operating Costs $ Millions, Except as Indicated

	3Q16	3Q15	2016 YTD	FY 2016 Guidance

Production and operating expenses	1,526	1,834	4,325	5,700
Production and operating expenses - percent reduction	-17%
Adjustments:
Selling, general and administrative (G&A) expenses	203	293	556	700
Exploration G&A, G&G and lease rentals	270	536	562	700
Operating costs	1,999	2,663	5,443	7,100
Operating costs unadjusted - percent reduction	-25%

Adjustments to exclude special items
Less restructuring	(145)	(241)	(145)	(145)
Less pension settlement expense	(23)	(78)	(151)	(151)
Less impairments	-	-	(36)	(36)
Less rig termination	(134)	(335)	(134)	(134)
Less pending claims and settlements	(43)	-	(43)	(43)
Adjusted operating costs	1,654	2,009	4,934	~6,600
Adjusted operating costs - percent reduction	-18%

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Sidney J. Bassett, 281-293-5000 (investors)
sid.bassett@conocophillips.com
or
Vladimir R. dela Cruz, 281-293-5000 (investors)
v.r.delacruz@conocophillips.com